Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-98217, 333-98213, 333-44978, and 333-43364) of ACLARA BioSciences, Inc. of our report dated January 25, 2003, except for Note 4, as to which the date is February 15, 2003, relating to the financial statements, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

San Jose, California

March 31, 2003